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                                                                   EXHIBIT 23.2

                      CONSENT OF INDEPENDENT ACCOUNTANTS

     We hereby consent to the incorporation by reference in the Proxy Statement/ Prospectus constituting part of this Registration Statement on Form S-4 of Tidewater, Inc. of our report dated February 10, 1995 appearing on page F-2 of Hornbeck Offshore Services, Inc. Annual Report on Form 10-K for the year ended December 31, 1994. We also consent to the use in this Proxy Statement/ Prospectus of our report dated February 10, 1995 which appears in such Proxy Statement/Prospectus. We also consent to the references to us under the headings 'Experts', 'Structure of the Merger and Merger Consideration,' 'Certain Federal Income Tax Consequences' and 'Accounting Treatment' in such Proxy Statement/Prospectus.


/s/ PRICE WATERHOUSE LLP
    PRICE WATERHOUSE LLP
January 12, 1996
Houston, Texas